Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257629

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated July 13, 2021)

INDIE SEMICONDUCTOR, INC.

Primary Offering of

27,400,000 shares of Class A Common Stock

Issuable Upon Exercise of Warrants

Secondary Offering of

70,846,446 shares of Class A Common Stock and

10,150,000 Warrants to Purchase Class A Common Stock

This prospectus supplement no. 3 amends and supplements the prospectus dated July 13, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-257629). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 15, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus relates to the issuance by us of up to 27,400,000 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”). Of these shares:

●	17,250,000 shares are issuable upon the exercise of warrants (the “public warrants”) initially issued as part of the units issued in the initial public offering of Thunder Bridge Acquisition II, Ltd. (“Thunder Bridge II”);
●	8,650,000 shares are issuable upon the exercise of warrants (the “private placement warrants”) initially issued to Thunder Bridge Acquisition II LLC (the “Sponsor”) in a private placement that occurred simultaneously with the initial public offering of Thunder Bridge II; and
●	1,500,000 shares are issuable upon the exercise of warrants issued to an affiliate of the Sponsor in connection with loans it made to Thunder Bridge II prior to the closing of the Business Combination (as defined below) (the “sponsor warrants” and collectively with the public warrants and the private placement warrants, the “warrants”).

Each warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share. We will receive the proceeds from the exercise of the warrants, but not from the sale of the underlying shares of Class A common stock.

In addition, the Selling Securityholders identified in the Prospectus may, from time to time in one or more offerings, offer and sell up to 70,846,446 shares of our Class A common stock, of which:

●	8,625,000 shares were exchanged in our Business Combination for shares of Class A common stock issued to the Sponsor in a private placement prior to Thunder Bridge II’s initial public offering (the “sponsor shares”);
●	37,071,446 shares are issuable upon the exchange of an equal number of units (the “LLC Units”) representing limited liability company interests in Ay Dee Kay LLC, d/b/a indie Semiconductor (“ADK LLC”), our direct subsidiary;
●	15,000,000 shares were issued in private placements in connection with our business combination with ADK LLC, which we completed on June 10, 2021 (the “Business Combination”);
●	8,650,000 shares are issuable upon the exercise of private placement warrants; and
●	1,500,000 shares are issuable upon the exercise of sponsor warrants.

The Selling Securityholders may also, from time to time in one or more offerings, offer and sell up to 8,650,000 private placement warrants and 1,500,000 sponsor warrants.

We will not receive any proceeds from the sale of our Class A common stock or the sale of the private placement warrants or sponsor warrants by Selling Securityholders, but we are required to pay certain offering fees and expenses in connection with the registration of the Selling Securityholders’ securities and to indemnify certain Selling Securityholders against certain liabilities.

The Selling Securityholders may offer and sell our Class A common stock, private placement warrants and sponsor warrants to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain Selling Securityholders may offer and sell these securities from time to time, together or separately. If the Selling Securityholders use underwriters, dealers or agents to sell such securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds any Selling Securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

Our Class A common stock and our public warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “INDI” and “INDIW,” respectively. On October 14, 2021, the closing price of our Class A common stock was $11.32. and the closing price for our public warrants was $3.42.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the ”Risk Factors” section beginning on page 8 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 18, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2021

INDIE SEMICONDUCTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40481	87-0913788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

32 Journey Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 608-0854

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	INDI	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock for $11.50 per share	INDIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities

In connection with the acquisition of TERAXION INC, a Canadian corporation (“TeraXion”) by indie Semiconductor, Inc., a Delaware corporation (“indie”) described in Item 8.01 below (the “Acquisition”), indie issued 5,805,144 shares of indie Class A common stock to the former stockholders of TeraXion. The additional information set forth in Item 8.01 of this Current Report on Form 8-K regarding the issuance of such shares and the Acquisition is incorporated by reference herein.

Item 8.01. Other Events

On October 12, 2021, indie completed its previously announced acquisition of all of the outstanding capital stock of TeraXion from the existing stockholders of TeraXion. The Acquisition was consummated pursuant to a Share Purchase Agreement dated August 27, 2021 (the “Purchase Agreement”).

The total consideration paid for the Acquisition consisted of: (i) the payment by indie of approximately $80 million in cash; (ii) the issuance by indie of 5,805,144 shares of indie Class A common stock; and (iii) the assumption by indie of TeraXion options, which will become exercisable to purchase 1,542,332 shares of indie Class A common stock.

The shares of indie Class A common stock issued in connection with the Acquisition were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, or Rule 506 promulgated thereunder. indie has also agreed (i) to file a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) to register for resale the shares of indie Class A common stock issued to the TeraXion stockholders in connection with the Acquisition; and (ii) to file a Registration Statement on Form S-8 with the SEC to register the shares of indie Class A common stock issuable upon exercise of the TeraXion options assumed by indie in the Acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDIE SEMICONDUCTOR, INC.

October 15, 2021	By:	/s/ Thomas Schiller
		Name:	Thomas Schiller
		Title:	Chief Financial Officer & EVP of Strategy (Principal Financial Officer)